Exhibit 99.1

Digi International Reports First Fiscal Quarter 2015 Results
Product Revenue Shows Strong Growth
(Minneapolis, MN, January 22, 2015) - Digi International® Inc. (NASDAQ: DGII) reported revenue of $48.7 million for the first fiscal quarter of 2015, compared with $47.3 million for the first fiscal quarter of 2014, an increase of $1.4 million, or 3.0%. Net loss for the first fiscal quarter of 2015 was $0.3 million, or $0.01 loss per diluted share, compared to net income of $0.7 million, or $0.03 per diluted share, in the prior year comparable quarter. Non-GAAP net loss for the first quarter of fiscal 2015 was $0.8 million, or $0.03 loss per diluted share, compared to non-GAAP net income for the first quarter of fiscal 2014 of $0.5 million, or $0.02 per diluted share. The non-GAAP items for both periods primarily related to discrete tax benefits as discussed later in this release.
"I am excited to lead Digi and the opportunity to build a premier company in the dynamic M2M market. As I learn about the company, I am convinced improved focus and execution will lead to higher levels of growth and improved profitability," said Ron Konezny, President and Chief Executive Officer. Konezny joined Digi as CEO on December 17, 2014.
As previously announced, we experienced a fire at our subcontract manufacturing facility in Thailand on November 12, 2014. We estimate that first quarter revenue was negatively impacted by approximately $1.5 million, and loss per diluted share was negatively impacted by approximately $0.03.
“Our team did a fantastic job responding to the disruption in our business resulting from the fire in November at one of our subcontract manufacturer’s locations,” continued Mr. Konezny. “We worked hard to ensure minimal impact to our customers’ businesses, which in many cases is mission critical. Strong communications and personal attention by the entire team was rewarded with revenues at expected levels. I am optimistic about the momentum in the business and the opportunity to improve operating profitability during the remainder of fiscal 2015.”
Below is a table setting forth certain GAAP and non-GAAP results:

GAAP Results
(in thousands, except per share data)	Q1 2015	Q1 2014
Total Revenue	$48,723	$47,322
Gross Profit	$21,922	$22,908
Gross Margin	45.0%	48.4%
Operating (Loss) Income	$(1,620)	$628
Operating (Loss) Income as % of Total Revenue	(3.3)%	1.3%
Net (Loss) Income	$(339)	$688
Net (Loss) Income per Diluted Share	$(0.01)	$0.03

Non-GAAP Results*
(in thousands, except per share data)	Q1 2015	Q1 2014
Net (Loss) Income	$(827)	$526
Net (Loss) Income per Diluted Share	$(0.03)	$0.02

EBITDA	$290	$2,570
EBITDA as % of Total Revenue	0.6%	5.4%
* A table with a detailed reconciliation to non-GAAP information is provided at the end of this earnings release.

Digi International Reports First Fiscal Quarter 2015 Results

Business Results for the Three Months Ended December 31, 2014 and 2013

Revenue Detail
(in thousands)	Q1 2015	Q1 2014	Change	% Change
Growth hardware	$25,850	$21,803	$4,047	18.6%
Mature hardware	19,083	20,186	(1,103)	(5.5)%
Total product revenue	44,933	41,989	2,944	7.0%
Service	3,790	5,333	(1,543)	(28.9)%
Total revenue	$48,723	$47,322	$1,401	3.0%

North America, primarily United States	$30,713	$29,437	$1,276	4.3%
Europe, Middle East and Africa	11,231	11,597	(366)	(3.2)%
Asia	5,403	5,073	330	6.5%
Latin America	1,376	1,215	161	13.3%
Total revenue	$48,723	$47,322	$1,401	3.0%
Total revenue grew 3.0% to $48.7 million in the first fiscal quarter of 2015 from $47.3 million in the first fiscal quarter of 2014.

•
Product revenue increased by $2.9 million, or 7.0%, in the first fiscal quarter of 2015 compared to the prior year's comparable quarter, driven primarily by cellular router and gateway products, which increased by 47% over the same quarter in the prior fiscal year.

•	Service revenue decreased by $1.5 million, or 28.9%, in the first fiscal quarter of 2015 compared to the prior year's comparable quarter as a result of completing fewer contracts.
Gross profit was $21.9 million, or 45.0% of revenue, in the first fiscal quarter of 2015 compared to $22.9 million, or 48.4% of revenue, in the same period of the prior year, a decrease of $1.0 million.

•
Hardware product gross margin was 48.6% in the first fiscal quarter of 2015 compared to 51.7% in the same quarter in the prior year. Gross margin was negatively impacted by product mix, as well as incremental expenses associated with the impact of the Thailand fire.

•	Service gross margin for the first fiscal quarter of 2015 was 2.7% compared to 22.2% in the same quarter in the prior year, resulting from underutilization of consulting labor.
Operating loss for the first fiscal quarter of 2015 was $1.6 million as compared to operating income of $0.6 million for the first fiscal quarter of 2014. This $2.2 million decrease resulted from a decrease in gross profit of $1.0 million and an increase in operating expenses of $1.2 million.
Certain sales and engineering expenses were higher in the first fiscal quarter of 2015 than in the prior year. Additionally, we recorded, as general and administrative expense, approximately $0.3 million of expenses related to our transition agreement for our former CEO in the first fiscal quarter of 2015.
Net loss was $0.3 million in the first fiscal quarter of 2015, or $0.01 loss per diluted share, compared to $0.7 million of net income, or $0.03 per diluted share, in the first fiscal quarter of 2014.

•
Net loss in the first fiscal quarter of 2015 included a discrete tax benefit of $0.5 million, or $0.02 per diluted share, resulting from the reinstatement of the research and development tax credit for calendar year 2014 and the reversal of tax reserves for the expiration of the statutes of limitation for various U.S. and foreign jurisdictions.

•	Net income in the first fiscal quarter of 2014 included a discrete tax benefit of $0.2 million, or $0.01 per diluted

Digi International Reports First Fiscal Quarter 2015 Results

share, resulting from the reversal of tax reserves for the expiration of the statutes of limitation for various U.S. jurisdictions.
EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) in the first fiscal quarter of 2015 was $0.3 million, or 0.6% of net sales, compared to $2.6 million, or 5.4% of net sales, in the first fiscal quarter of 2014. See Reconciliation of Net (Loss) Income to Earnings Before Interest, Taxes, Depreciation and Amortization later in this earnings release.
Balance Sheet, Liquidity and Capital Structure
We continue to maintain a strong balance sheet, highlighted by:

•
Our cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $92.3 million at December 31, 2014, an increase of $0.3 million over the comparable balance at September 30, 2014.

•	We had no debt on the balance sheet as of December 31, 2014.

•	At December 31, 2014, our current ratio was 6.2 to 1 compared to 6.8 to 1 at September 30, 2014.
Business Highlights

•
In January 2015, we expanded our global reach by extending our wireless product portfolio to Digi-Key’s global customer base of 500,000 engineers. Digi-Key, the industry leader in electronic component selection, availability, and delivery, now offers our complete product portfolio. Design engineers around the world now have access to the full-range of our RF, Embedded, and Cellular Components.

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In November 2014, we reached an agreement for global distribution with Mouser Electronics, a leading customer-focused distributor. Under the agreement, announced at this year’s Electronica International Trade Fair, Mouser now has worldwide rights to sell our complete portfolio of wireless products, including embedded system-on-module and RF radio module solutions, wireless components, XBee gateways, including cellular gateways, RF modems, peripherals, sensors, and Rabbit module and single-board products.

•
In November 2014, we announced the launch of the XBee® ZigBee Cloud Kit, an all-in-one kit that allows anyone with an interest in M2M and the Internet of Things to quickly build a wireless hardware prototype, connect it to the Internet, and control it from the cloud. The kit offers the easiest and fastest path for product developers and makers to create cloud-connected prototypes using XBee ZigBee technology. The kit is simple enough to help non-engineers get their creations connected to the cloud in 30 minutes and flexible enough for professionals to build rapid prototypes with advanced programming and cloud-based data sets.

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Etherios was recognized by salesforce.com for its outstanding contribution toward customer success in the third annual salesforce.com Partner Innovation Awards at Dreamforce 2014, the world’s largest software event. Etherios was recognized for its collaboration with Walgreens, one of the world’s largest retail drugstore companies, to improve its customer service experience through the implementation of Service Cloud.

Customer Highlights:

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International Tower Lighting, LLC, an industry leader in designing and manufacturing state-of-the-art obstruction lighting systems and components, chose the Digi TransPort WR21 to equip cell tower monitors for greater connectivity and remote monitoring and management. The DigiTransPort WR21 transition also facilitates International Tower Lighting’s transition from 3G to LTE.

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The California Department of Conservation (CaDoC) provides services and information that promote environmental health, economic vitality, informed land-use decisions and sound management of California’s natural resources. Activities include the monitoring of watersheds, earthquakes, riverbeds and more. CaDoC plans include the ConnectPort TS and the Digi WR21 cellular router for new projects and upgrades of installed CWANs.

Digi International Reports First Fiscal Quarter 2015 Results

•
Clean Hands Safe Hands is a non-intrusive and cost-effective wireless technology designed to help hospitals monitor and report hand hygiene compliance. The Bluetooth-enabled hand sanitizer monitoring system alerts caregivers when they forget to sanitize their hands. The system is equipped with Digi’s XBee® Gateway, which is integrated with Device Cloud by Etherios™ to get effectiveness and compliance data to the cloud.

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MH Corin, Inc., the leader in highway safety products for our multiple state distribution areas, has chosen the Digi XBee-PRO® 900HP for temperature sensor networking embedded in the asphalt of roadways around the United States for Road Weather Information Systems.

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DC motor control and accessory manufacturer Extron, the engineering division of The Lakeland Companies, has partnered with us to create sensor networks for soil and grain monitoring services with Digi XBee-PRO® 900HP modules. Monitoring, such as temperature tracking, gives Extron customers extended visibility and control of field assets.

Reconciliation of Net (Loss) Income and Net (Loss) Income per Diluted Share
to Non-GAAP Net (Loss) Income and Net (Loss) Income per Diluted Share
(In thousands of dollars, except per share amounts)

	Three months ended December 31,
	2014		2013
Net (loss) income and net (loss) income per common share, diluted	$(339)	$(0.01)	$688	$0.03
Restructuring reserve, net of taxes	—	—	53	—
Discrete tax benefits for extended research and development tax credits and expiration of statute of limitations in various tax jurisdictions	(488)	(0.02)	(215)	(0.01)
Non-GAAP net (loss) income and net (loss) income per diluted share	$(827)	$(0.03)	$526	$0.02
Diluted weighted average common shares*		24,150		26,229
*Diluted weighted average common shares for the three months ended December 31, 2014 do not include diluted effect of stock options and restricted stock units as we are in a net loss position.

Reconciliation of Net (Loss) Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(In thousands of dollars)

	Three months ended December 31,
	2014		2013
		% of total revenue		% of total revenue
Total revenue	$48,723	100.0%	$47,322	100.0%

Net (loss) income	$(339)		$688
Interest income, net	(38)		(43)
Income tax (benefit) provision	(855)		76
Depreciation and amortization	1,522		1,849
EBITDA	$290	0.6%	$2,570	5.4%
Share Repurchase Program
On October 28, 2014, our Board of Directors authorized a new program to repurchase up to $15.0 million of our common stock primarily to return capital to shareholders and to support our employee stock purchase program. This new authorization began on November 1, 2014 and expires on October 31, 2015. Shares repurchased under the program may be made through the open market and privately negotiated transactions from time to time and in amounts that management deems appropriate. The amount and timing of share repurchases will depend upon market conditions and other corporate considerations. We did not repurchase shares under this program during first quarter of fiscal 2015. Our prior share

Digi International Reports First Fiscal Quarter 2015 Results

repurchase authorization program expired on October 31, 2014. During the month of October 2014, we repurchased 287,787 shares under this program for $2.3 million.
Guidance
For the second fiscal quarter of 2015, we project revenue in a range of $50 million to $53 million. We project net (loss) income per diluted share to be in a range of ($0.02) to $0.02 for the second fiscal quarter of 2015. Insurance proceeds related to the replacement cost of the equipment we owned that was destroyed in the fire at our subcontractor's manufacturing facility will be recorded as non-operating income when received. Our projected net income per diluted share for the second fiscal quarter of 2015 does not include any estimate for insurance proceeds.
We will be exiting our operations in India in the second quarter of fiscal 2015. We anticipate that there will be a charge of$200K to $250K, or approximately $0.01 per diluted share, associated with this restructuring. This impact is included in the above guidance.
Our annual guidance remains unchanged with a revenue range of $193 million to $213 million and net income per diluted share to be in a range of $0.02 to $0.22.
First Fiscal Quarter 2015 Conference Call Details
As announced on January 8, 2015, Digi will discuss its first quarter results on a conference call on Thursday, January 22, 2015 after market close at 5:00 p.m. EDT (4:00 p.m. CDT). The call will be hosted by Ron Konezny, President and Chief Executive Officer, and Steve Snyder, Senior Vice President and Chief Financial Officer.
Digi invites all those interested in hearing management's discussion of its quarter to join the call by dialing (877) 474-9504 and entering passcode 16146675. International participants may access the call by dialing (857) 244-7557 and entering passcode 16146675. A replay will be available within approximately two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 77516174 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. The webcast will remain on our website for one week after the live session is completed.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on Digi International® Inc., please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International is the M2M solutions expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry’s broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi’s entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi’s website at www.digi.com, or call 877-912-3444 (U.S.), or 952-912-3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ongoing shift of our sales efforts to focus more on the delivery of broader based solutions which can be a more complex sales process, has not been a historical sales focus of our company and can involve longer sales cycles than the sale of our legacy hardware products, the ability to integrate our products and services with

Digi International Reports First Fiscal Quarter 2015 Results

those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, such as the recent fire at our subcontractor’s manufacturing facility in Thailand, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2014 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes non-GAAP net (loss) income and net (loss) income per weighted average and diluted share, respectively, and earnings before interest, taxes, depreciation and amortization (EBITDA), which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net (loss) income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net (loss) income and net (loss) income per weighted average and diluted share, respectively, exclusive of such items as reversals of tax reserves and discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measure to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of EBITDA as a percentage of net sales is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA is also used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.
Investor Contacts:

Steve Snyder	Tom Caden
Chief Financial Officer	Dian Griesel Int'l.
Digi International	212-825-3210
952-912-3637	Email: tcaden@dgicomm.com
Email: steve.snyder@digi.com
For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports First Fiscal Quarter 2015 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,
	2014	2013
Revenue:
Hardware product	$44,933	$41,989
Service	3,790	5,333
Total revenue	48,723	47,322
Cost of sales:
Cost of hardware product	23,112	20,263
Cost of service	3,689	4,151
Total cost of sales	26,801	24,414
Gross profit	21,922	22,908
Operating expenses:
Sales and marketing	10,792	10,219
Research and development	7,562	7,257
General and administrative	5,188	4,723
Restructuring charges, net	—	81
Total operating expenses	23,542	22,280
Operating (loss) income	(1,620)	628
Other income, net:
Interest income	38	43
Other income, net	388	93
Total other income, net	426	136
(Loss) income before income taxes	(1,194)	764
Income tax (benefit) provision	(855)	76
Net (loss) income	$(339)	$688
Net income per common share:
Basic	$(0.01)	$0.03
Diluted	$(0.01)	$0.03
Weighted average common shares:
Basic	24,150	25,716
Diluted	24,150	26,229

Digi International Reports First Fiscal Quarter 2015 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive (Loss) Income
(In thousands)
(Unaudited)

	Three months ended December 31,
	2014	2013
Net (loss) income	$(339)	$688
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	(2,373)	343
Change in net unrealized (loss) gain on investments	(29)	38
Less income tax benefit (provision)	11	(15)
Other comprehensive (loss) income, net of tax	(2,391)	366
Comprehensive (loss) income	$(2,730)	$1,054

Digi International Reports First Fiscal Quarter 2015 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2014	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$45,043	$47,490
Marketable securities	32,624	32,898
Accounts receivable, net	23,281	28,576
Inventories	33,364	31,247
Deferred tax assets	3,206	3,221
Other	5,372	4,249
Total current assets	142,890	147,681
Marketable securities, long-term	14,600	11,541
Property, equipment and improvements, net	13,864	13,231
Identifiable intangible assets, net	6,061	6,785
Goodwill	102,674	103,398
Deferred tax assets	6,766	7,383
Other	396	440
Total assets	$287,251	$290,459
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,032	$10,451
Accrued compensation	7,517	8,133
Other	3,664	3,170
Total current liabilities	23,213	21,754
Income taxes payable	2,017	2,724
Deferred tax liabilities	37	272
Other noncurrent liabilities	600	411
Total liabilities	25,867	25,161

Total stockholders’ equity	261,384	265,298
Total liabilities and stockholders’ equity	$287,251	$290,459

Digi International Reports First Fiscal Quarter 2015 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,
	2014	2013
Operating activities:
Net (loss) income	$(339)	$688
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	752	897
Amortization of identifiable intangible assets	770	952
Stock-based compensation	1,184	1,023
Excess tax benefits from stock-based compensation	—	(20)
Deferred income tax provision (benefit)	412	(506)
Bad debt/product return provision	30	22
Inventory obsolescence	230	229
Restructuring charges, net	—	81
Other	(6)	102
Changes in operating assets and liabilities	2,310	(3,805)
Net cash provided by (used in) operating activities	5,343	(337)
Investing activities:
Purchase of marketable securities	(12,135)	—
Proceeds from maturities of marketable securities	9,321	7,109
Purchase of property, equipment, improvements and certain other intangible assets	(1,469)	(975)
Net cash (used in) provided by investing activities	(4,283)	6,134
Financing activities:
Excess tax benefits from stock-based compensation	—	20
Proceeds from stock option plan transactions	9	2,813
Proceeds from employee stock purchase plan transactions	261	296
Purchases of common stock	(2,257)	—
Net cash (used in) provided by financing activities	(1,987)	3,129
Effect of exchange rate changes on cash and cash equivalents	(1,520)	224
Net (decrease) increase in cash and cash equivalents	(2,447)	9,150
Cash and cash equivalents, beginning of period	47,490	41,320
Cash and cash equivalents, end of period	$45,043	$50,470